EXHIBIT 99.3
OWNERSHIP OF EQUITY SECURITIES IN THE COMPANY

The following table sets forth information concerning the beneficial ownership of the common stock of Luby’s Inc. (the "Company") as of November 29, 2018 by participants in the Company’s solicitation of proxies from the stockholders in connection with matters to be considered at the 2019 Annual Meeting of Shareholders of the Company.  The percentage of beneficial ownership shown in the following table is based on 30,543,427 outstanding shares of common stock as of November 29, 2018 giving effect to shares which would be exercisable within 60 days. For purposes of calculating each person’s percentage ownership, shares of common stock issuable pursuant to the terms of the stock options exercise or vesting within 60 days after November 29, 2018 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Name (1)	Shares Beneficially Owned	Percent of Common Stock
Gerald W. Bodzy(2)	55,619	*
Judith B. Craven(3)	95,531	*
K. Scott Gray(4)	372,366	1.22%
Jill Griffin(5)	91,874	*
Frank Markantonis(6)	195,833	*
Joe C. McKinney(7)	154,161	*
Gasper Mir, III(8)	134,095	*
Christopher J. Pappas(9)	5,717,503	18.72%
Harris J. Pappas(10)	5,527,815	18.10%
Peter Tropoli(11)	444,368	1.45%
Benjamin T. Coutee(12)	170,684	*
All directors and executive officers of the Company, as a group (10 persons)(13)	11,888,019	38.92%

*	Represents beneficial ownership of less than one percent of the shares of Common Stock issued and outstanding on November 29, 2018*

(1)
Except as indicated in these notes and subject to applicable community property laws, each person named in the table owns directly the number of shares indicated and has the sole power to vote and to dispose of such shares. Shares of phantom stock held by a nonemployee director convert into an equivalent number of shares of Common Stock when the nonemployee director ceases to be a director of the Company due to resignation, retirement, death, disability, removal, or any other circumstance. The shares of Common Stock payable upon conversion of the phantom stock are included in this table because it is possible for the holder to acquire the shares of Common Stock within 60 days if his or her directorship were to be terminated. Under the Company’s Nonemployee Director Stock Plan, restricted stock awards may become unrestricted when a nonemployee director ceases to be a director of the Company. Unless otherwise specified, the mailing address of each person named in the table is 13111 Northwest Freeway, Suite 600, Houston, Texas 77040.

(2)	The 55,619 shares shown for Mr. Bodzy are shares of restricted stock.

(3)
The shares shown for Dr. Craven include 69,626 shares held for her benefit in a custodial account, 11,469 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan, and 14,436 shares of restricted stock.

(4)	The shares shown for Mr. Gray include 87,667 shares held for his benefit in a custodial account and 284,699 shares which he has the right to acquire within 60 days under Luby’s Incentive Stock Plan.

(5)	The shares shown for Ms. Griffin include 77,438 shares held for her benefit in a custodial account and 14,436 shares of restricted stock.

(6)
The shares shown for Mr. Markantonis include 140,399 shares held for his benefit in a custodial account, 3,879 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan, and 51,555 shares of restricted stock.

(7)	The shares shown for Mr. McKinney include 128,174 shares held in certificate form and 25,987 shares of restricted stock.

(8)
The shares shown for Mr. Mir include 86,245 shares held for his benefit in a custodial account, 2,453 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan, and 45,397 shares of restricted stock.

(9)
The shares shown for Christopher J. Pappas include 4,595,673 shares held for his benefit in a custodial account, 50,000 shares which he has the right to acquire within 60 days under Luby’s Incentive Stock Plan, and 1,071,830 shares owned by Pappas Restaurants, Inc., as each of Christopher J. Pappas and Harris J. Pappas owns a 50% interest in Pappas Restaurants, Inc. and therefore owns a corresponding beneficial interest in the 1,071,830 shares owned by Pappas Restaurants, Inc.

(10)
The shares shown for Harris J. Pappas include 4,333,866 shares held for his benefit in a custodial account, 50,000 shares which he has the right to acquire within 60 days under Luby’s Incentive Stock Plan, 72,119 shares of restricted stock, and 1,071,830 shares owned by Pappas Restaurants, Inc., as each of Christopher J. Pappas and Harris J. Pappas owns a 50% interest in Pappas Restaurants, Inc. and therefore owns a corresponding beneficial interest in the 1,071,830 shares owned by Pappas Restaurants, Inc.

(11)
The shares shown for Mr. Tropoli include 116,519 shares held for his benefit in a custodial account and 327,849 shares which he has the right to acquire within 60 days under Luby’s Incentive Stock Plan.

(12)	The shares shown for Mr. Coutee include 10,225 shares held for his benefit in a custodial account and 160,459 shares which he has the right to acquire within 60 days under Luby’s Incentive Stock Plan.

(13)
The shares shown for all directors and executive officers as a group include 9,645,832 shares held in custodial accounts, 873,007 shares which they have the right to acquire within 60 days under the Company’s various benefit plans, 279,549 shares of restricted stock, 17,801 shares of phantom stock held by nonemployee directors under the Nonemployee Director Phantom Stock Plan, and 1,071,830 shares owned by Pappas Restaurants, Inc., of which Christopher J. Pappas and Harris J. Pappas each own a 50% interest, as described above.